Exhibit 2.2

FIRST AMENDMENT TO THE SEPARATION AND DISTRIBUTION AGREEMENT

This FIRST AMENDMENT TO THE SEPARATION AND DISTRIBUTION AGREEMENT, dated as of November 2, 2016 (this “Amendment”), is entered into by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”) and Everett SpinCo, Inc., a Delaware corporation and wholly owned Subsidiary of Houston (“Everett”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Original Agreement (as defined below).

WHEREAS, the parties hereto desire to amend the Separation and Distribution Agreement, dated as of May 24, 2016 (the “Original Agreement”), by and between Houston and Everett, in order to give effect to the Alternative Transaction Structure (as defined in the Merger Agreement) and to make certain other changes.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A.                                Amendments to the Original Agreement.

1.                                    Alternative Transaction Structure.

a.                                     All references in the Original Agreement to (i) “Merger Agreement” shall mean the Merger Agreement, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of the date hereof, by and among Houston, Everett, Chicago, Merger Sub and New Merger Sub and (ii) “Merger” shall mean the merger of New Merger Sub into Chicago, in accordance with the terms and conditions of the Merger Agreement.

b.                                    Section 1.1 of the Original Agreement is hereby supplemented by adding the following definitions at the end of Section 1.1:

“(67) “Chicago Group” means Chicago and each Person that is a direct or indirect Subsidiary of Chicago.

(68)      “Specified Everett Liabilities” has the meaning set forth on Schedule 2.3(a)(iv).

(69)                      “Stock Exchange” has the meaning set forth in the Merger Agreement.”

c.                                     Section 3.1 of the Original Agreement is hereby supplemented by adding the following as subsection (e):

“(e)                        Listing. Houston shall cause Everett to prepare and file, and shall use its commercially reasonable efforts to cause Everett to have approved prior to the Distribution Date, an application for the listing of Everett Common Stock to be distributed in the Distribution on the Stock Exchange, subject to official notice of issuance.”

d.                                   Section 3.3(f) of the Original Agreement is hereby amended and restated to read in its entirety as follows:

“(f)                         Subject to the terms and conditions set forth in this Agreement, (i) at or prior to the Effective Time, Houston shall deliver to the Distribution Agent for the benefit of holders of record of Houston Common Stock on the Record Date, book-entry transfer authorizations for such number of the issued and outstanding shares of Everett Common Stock necessary to effect the Distribution, and (ii) following the Effective Time, Everett agrees to promptly provide all book-entry transfer authorizations for shares of Everett Common Stock that Houston or the Distribution Agent shall require in order to effect the Distribution.  The Distribution shall be deemed effective upon written authorization from Houston to the Distribution Agent to proceed.”

e.                                     Section 3.3 of the Original Agreement is hereby supplemented by adding the following as subsections (g) – (i):

(g)                              No fractional shares of Everett Common Stock shall be distributed in the Distribution, but in lieu thereof each holder of Houston Common Stock otherwise entitled to a fractional share of Everett Common Stock in the Distribution will be entitled to receive, from the Distribution Agent in accordance with the provisions of this Section 3.3, a cash payment in lieu of such fractional share of Everett Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Distribution Agent (reduced by any fees of the Distribution Agent attributable to such sale) in one or more transactions of shares of Everett Common Stock equal to the excess of (i) the aggregate number of shares of Everett Common Stock to be delivered to the Distribution Agent by Everett pursuant to Section 3.3(f) over (ii) the aggregate number of whole shares of Everett Common Stock to be outstanding immediately following the Effective Time (such excess, the “Excess Shares”).  Houston and Everett acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Everett Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Everett that would otherwise be caused by the issuance of fractional shares of Everett Common Stock.  As soon as practicable after the Effective Time, the Distribution Agent, as agent for the holders of Houston Common Stock that would otherwise receive fractional shares of Everett Common Stock, shall sell the Excess Shares at then prevailing prices on the Stock Exchange in the manner provided in the following paragraph.

(h)                              The sale of the Excess Shares by the Distribution Agent, as agent for the holders of Houston Common Stock that would otherwise receive fractional shares of Everett Common Stock, shall be executed on the Stock Exchange and shall be executed in round lots to the extent practicable.  Until the proceeds of such sale or sales have been distributed to the holders of Houston Common Stock that would otherwise receive fractional shares of Everett Common Stock, the Distribution Agent shall hold such proceeds in trust for the holders of such Houston Common Stock that would otherwise receive fractional shares of Everett Common Stock (the “Common Shares Trust”).  The Distribution Agent shall determine the portion of the Common Shares Trust to which each such holder of Houston Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Houston Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Houston Common Stock would otherwise be entitled.

(i)                                  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Houston Common Stock in lieu of any fractional shares of Everett Common Stock, the Distribution Agent shall make available such amounts to such holders of shares of Houston Common Stock without interest.”

f.                                      In Section 7.7(d) of the Original Agreement, each reference to “Chicago” is replaced with “Everett” and the reference to “Everett Group” is replaced with “Chicago Group.”

2.                                    Capitalized Leases.

a.                                     Schedule 2.3(a)(iv) attached hereto is hereby added as a schedule to the Original Agreement. Section 2.3(a)(iv) of the Original Agreement regarding the definition of “Everett Liabilities” is hereby amended and restated to read in its entirety as follows:

“(iv)                   the Liabilities arising out of or resulting from (A) the Total Everett Debt, (B) the Inherited Debt, (C) all Liabilities specified in subclauses (ii), (iii), (v) or (vi) of this Section 2.3(a) that are (I) capitalized lease obligations that expire on or before March 31, 2019 (“Short Term Capitalized Lease Obligations”), and (II) capitalized lease obligations that expire after March 31, 2019 (“Long Term Capitalized Lease Obligations”) in an amount up to $250,000,000 in the aggregate among all Everett Group members as of the Distribution Date, and (D) the Specified Everett Liabilities specified in Schedule 2.3(a)(iv).”

b.                                    Section 2.3(b)(iii) of the Original Agreement regarding the definition of “Excluded Liabilities” is hereby amended and restated to read in its entirety as follows:

“(iii)                   Liabilities, if any, arising out of or resulting from any amounts that would constitute indebtedness or capitalized lease obligations of any member of the Everett Group under U.S. generally accepted accounting principles other than:  (A) the Total Everett Debt; (B) the Inherited Debt; (C) all Short Term Capitalized Lease Obligations; (D) Long Term Capitalized Lease Obligations in an amount up to $250,000,000 in the aggregate among all Everett Group members as of the Distribution Date; and (E) for avoidance of doubt, the Specified Everett Liabilities.”

c.                                     Paragraph 3 of Schedule 7.1(a) is amended and restated to read as set forth on Schedule 1 attached hereto.

d.                                   Paragraph 4 of Schedule 7.1(a) is amended and restated to read as set forth on Schedule 2 attached hereto.

B.                                 Original Agreement Confirmed.  Except as specifically amended or modified by this Amendment, the Original Agreement remains unchanged and continues in full force and effect.

C.                                Miscellaneous.  The provisions of Section 9.1 and 9.15 of the Original Agreement shall apply to this Amendment mutatis mutandis.

D.                                Exhibits.  Exhibits B and C of the Original Agreement are amended and restated to read in the form of Exhibit B and C attached hereto.  The parties agree and acknowledge that the recitals of Exhibits A, D and F of the Original Agreement shall be modified as appropriate, in a manner consistent with this Amendment, to reflect the Alternative Transaction Structure.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed on the date first written above by their respective duly authorized officers.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	Authorized Signatory